EQUITIES AWARENESS GROUP

Financial Marketing Consulting Services

April 4, 2012

This letter agreement (“the agreement”) will confirm our understanding whereby Compliance Systems Corp. herein referred to as (the “Compliance Systems Corp.” or “Client”) has engaged in a contract with Equities Awareness Group, herein referred to as (“EAG” or “Provider”).

1. Term

A.) The Client hereby retains EAG to provide services listed below for a period of 1 month(s) starting on April 11, 2012.

2. Services

A.) The Client is retaining the services of EAG in order to assist in its investor relations efforts for COMPLIANCE SYSTEMS CORP. (COPI) in order to increase the investment community’s awareness of COMPLIANCE SYSTEMS CORP. (COPI).

3. Fees and Expenses

A. The Client is to compensate EAG in the amount of $41,000 cash. The total amount of $6,000 will be due on or before April 6, 2012 for Digital Marketing. The remaining $35,000 will be due on or before April 11, 2012.

B. In addition to the fees payable by the client to EAG pursuant to the terms of this agreement, the client hereby agrees to pay to EAG all reasonable attorney’s fees and disbursements, incurred by EAG in collection of its fees payable pursuant to the terms of this agreement.

4. Indemnification

A. The client understands that EAG cannot undertake to verify the accuracy of

Information that the client (or someone on behalf of the client) provides to EAG, or information included in material that has been prepared by EAG and approved by the client or COMPLIANCE SYSTEMS CORP. (COPI).

B. The client shall protect, defend, indemnify and hold harmless EAG, and it’s officers, directors, employees, shareholders, representatives, attorneys, accountants and agents from and against any and all loses, liabilities, claims, counter claims, damages, deficiencies, judgments, demands, actions, proceedings, costs and expenses (including reasonable attorney’s fees, disbursements and other charges) of every kind and character based upon or arising out of (i) the breach by the client of any representation or covenant of the client contained herein, or (ii) the performance of any services provided under this agreement, or any materials, releases, reports or information that the client(or someone on the client’s behalf) supplies to EAG or prepared by EAG. The client’s agreement to indemnify will survive the expiration or termination of this agreement.

Client Initials: _________ Date: __________ Print Name: ______________________

C. The client hereby represents warrants and agrees that all information that it or

Its employees, officers, directors or affiliates (or any person on the client’s behalf) provides to EAG for dissemination will comply with any and all federal and state securities laws and the rules and regulations of any applicable self regulating securities association and securities exchange. All such information will be true and accurate, will fairly represent the COMPLIANCE SYSTEMS CORP. (COPI) situation and will not contain any misleading information or omit any information which would make the information that was provided materially misleading.

5. Independent Contractor. EAG and the client understand and agree that EAG is an independent contractor and is not authorized to obligate or commit the company in any manner.

6. Entire Agreement. This agreement constitutes the entire agreement between EAG and the client with respect to consulting services. This agreement supersedes all prior agreements or understandings between EAG and the client.

7. Amendments. EAG and the client may amend, supersede or modify this agreement only in writing signed by each of EAG and the client.

8. Governing Law. This agreement will be governed and construed in accordance with the laws of the state of Delaware without regard to any principles of conflicts of law.

9. Counterparts. EAG and the client may execute this agreement in two counterparts, each of which will be considered an original but all of which together will constitute one and the same instrument.

10. No Liability

Equities Awareness Group, LLC is not responsible or liable for any press releases, articles and stories that are published by third party media sources. Any actions done by third parties unattached to EAG are not in correlation with any warranty EAG presents. It is not upon EAG’s duty to be responsible for the actions of third party media sources.

If this agreement correctly describes our understanding, please sign this agreement. A facsimile transmission of this signed agreement shall be legal and binding on all parties hereto. This agreement shall go into affect upon first date written below:

Client Initials: _________ Date: __________ Print Name: ______________________

EQUITIES AWARENESS GROUP:

April 4, 2012

EQUITIES AWARENESS GROUP: (electronic Signature accepted for EAG)

Client Business Name: Compliance Systems Corp.:

Print Name: ____________________ Position: ________________________ Date: __________

Please answer the following questions;

1.	Are you (including you and/or anyone in your immediate household) currently, or have you been within the past 120 days, an Affiliate (officer, director or 10% or greater shareholder) or nominee of Compliance Systems Corp. (COPI)? If so, please provide details.

2.	What role, if any, have you played in capitalizing the Company? Explain:

3.	Do you (including you and/or anyone in your immediate household) currently, or have you within the past 120 days, owned any shares of Compliance Systems Corp. (COPI)? If so, please indicate the class of shares owned (i.e., common or preferred), the date(s) said shares were acquired, the amount paid for said shares, whether the shares are subject to any restrictions, including lock-up agreements and/or restrictive legends. If you sold any shares within the past 120 days, state the date and number of shares sold

Please Send Payment to:

Bank of America Bank Address: 481 River Rd Edgewater, NJ 07020

Account Beneficiary- EQUITIES AWARENESS GROUP

115 River Road, Suite 151 Edgewater, NJ 07020